EXHIBIT 2.4

                      AMENDMENT OF ASSET PURCHASE AGREEMENT

     This Amendment to Asset Purchase Agreement ("Amendment") is made and entered into as of this 11th day of January, 1999, by and between Golden Sky Systems, Inc., a Delaware corporation, its successors or assigns (collectively, "Buyer"), and Breda Telephone Corporation, an Iowa corporation ("Seller").

                                    RECITALS

     WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement dated November 30, 1998 (the "Purchase Agreement"), whereby Seller has agreed to sell and Buyer has agreed to purchase substantially all of the assets of Seller used or held for use in its business of providing DIRECTV(R) programming services to subscribers within the Service Area (all capitalized terms not defined herein shall have the meanings given them in the Purchase Agreement);

     WHEREAS, it was the intent of Buyer and Seller for Seller to have provided certain financial information to Buyer as of the Closing Date; and

     WHEREAS, said financial information has not been provided to Buyer as of the Closing Date and thus the parties wish to amend the Purchase Agreement in accordance with the terms and conditions of this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Section 7.2.3 of the Purchase Agreement is deleted in its entirety and shall now read as follows:

     7.2.3 As soon as available after the Closing, Seller will deliver to Buyer copies of its correct, complete, unaudited, segmented balance sheet and income and expense statements for the fiscal year ended December 31, 1998. After the Closing, Seller agrees to provide Buyer, or its agents, all information reasonably necessary for Buyer's accountants to prepare audited, segmented cash flow statements, balance sheets and income and expense statements for the Business for the time periods required by Buyer. The accounting fees for conducting the audit shall be the responsibility of Buyer. All documents delivered pursuant to this Section 7.2.3 will accurately reflect the operating results of the Business.

     2. Except as amended hereby, the Purchase Agreement shall remain in full force and effect.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be executed as of the date first above written.

                                        SELLER:

                                        Breda Telephone Corporation


                                        By: /s/ Dean Schettler
                                            ----------------------------
                                            Dean Schettler, President



                                        BUYER:

                                        Golden Sky Systems, Inc.


                                        By: /s/ Rodney A. Weary
                                            ----------------------------
                                            Rodney A. Weary, President

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                                                                  EXECUTION COPY


--------------------------------------------------------------------------------


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            GOLDEN SKY SYSTEMS, INC.

                                       AND

                           BREDA TELEPHONE CORPORATION

                                   DATED AS OF

                                NOVEMBER 30, 1998


--------------------------------------------------------------------------------

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


                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is made and entered into as of this 30th day of November, 1998, by and between Golden Sky Systems, Inc., a Delaware corporation, its successors or assigns (collectively, "Buyer") and Breda Telephone Corporation, an Iowa corporation ("Seller").

                                    Recitals:

     Seller is engaged in the business of providing DIRECTV(R) programming services to subscribers within the Service Area (as defined herein), and Buyer desires to purchase and Seller desires to sell all of Seller's assets used or held for use in the DIRECTV(R) business as conducted within the Service Area. Contemporaneously with the execution of this Agreement, Buyer and Seller are entering into a certain Management Agreement (the "Management Agreement") whereby Buyer shall manage and operate the Business beginning December 10, 1998 and continuing through the Closing.

                                    Agreement

     In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties intending to be legally bound, agree as follows:

Section 1. Definitions.

     In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

     1.1 Accounts Receivable. All accounts receivable of Seller generated in the conduct of its Business, including without limitation accounts receivable from Seller's customers and subscribers.

     1.2 Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

     1.3 Assets. All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description (including, without limitation, Accounts Receivable, Equipment, Intangibles, Inventory, Licenses and Seller Contracts), that are used, or held for use, by Seller exclusively in the Business and in which Seller has any right, title or interest (or in which Seller hereafter acquires any right, title or interest on or before the Closing Date), but excluding all Excluded Assets.

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     1.4 Business. The business of the marketing and distribution of NRTC/Hughes
DIRECTV(R) programming services to customers (such term may be used synonymously herein with the term "subscribers"), within the Service Area as conducted by Seller on the date of this Agreement, and as more particularly described on
Schedule 1.4 hereto.

     1.5 Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in New York, New York or Kansas City, Missouri are required or authorized to be closed.

     1.6  Closing;   Closing  Date.  The   consummation   of  the   transactions
contemplated by this Agreement, as described in Section 8, is referred to as the Closing, and the date thereof is referred to as the Closing Date.

     1.7 Encumbrance. Any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, assessment or other such charge, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer, or exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses), other than the Permitted Encumbrances.

     1.8 Environmental Law. Any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     1.9 Equipment. All product demonstration equipment, office equipment, vehicles and other tangible personal property owned, leased, used or held for use exclusively in the operation of the Business (other than Inventory which is separately defined herein), including, without limitation, those described on
Schedule 1.9 hereto.

     1.10 Governmental Authority. (i) The United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof, or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

     1.11   Hazardous   Substances.   Any  pollutant,   contaminant,   chemical,
industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority,

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


including, without limitation, (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, state or applicable local governments, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act; 15 U.S.C. ss. 1251 et seq., (d) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 135 et seq., (e) "chemical substance," "new chemical substance" or "hazardous substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., and (f) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 6901 et seq.

     1.12 Intangibles. All intangible assets, including the telephone numbers, subscriber lists, claims, trademarks, servicemarks, patents, copyrights, files, records and goodwill, if any, owned, used or held for use in the Business.

     1.13 Inventory. All consumer DSS units intended for sale, resale or lease to the public including, without limitation, satellite dishes, receivers, modems, block converters, fittings, selfinstall kits, installation supplies and all other assets owned by Seller and intended for resale to the public and are for use exclusively in the operation of the Business. Schedule 1.13 hereto lists the inventory available as of the date of this Agreement and, once updated as required herein, as of the Closing Date.

     1.14 Legal Requirement. Any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

     1.15 Licenses. All franchises, approvals, authorizations, permits, licenses, easements, registration, qualifications, leases, variances and similar rights obtained from any Governmental Authority or other governing entity pertaining to the Business.

     1.16 Permitted Encumbrances. The following Encumbrances: (a) liens for taxes, assessments and governmental charges not yet due and payable; (b) zoning laws and ordinances and similar Legal Requirements; provided that (i) Permitted Encumbrances will not include any item which could materially adversely affect the operation or the conduct of the Business and (ii) the classification of any item as a Permitted Encumbrance will not affect any liability Seller may have for such item, including, without limitation, pursuant to any indemnity obligation under this Agreement.

     1.17  Person.  Any  natural  person,   corporation,   partnership,   trust,
unincorporated   organization,    association,    limited   liability   company,
Governmental Authority or other entity.

     1.18 Programming Services. One or more tiers of subscription DIRECTV(R) satellite programming sold to subscribers for which a subscriber pays a fixed monthly fee and including pay per view events and ala carte programming services and specifically excluding equipment leasing revenues and financing.

     1.19 Real Property. All Assets consisting of real property, including all appurtenances, improvements and fixtures located thereon, and all interests in any of the foregoing.

     1.20 Required Consents. "Required Consents" means all licenses, authorizations, approvals and consents required under Licenses, Seller Contracts or otherwise for (a) Seller to transfer the Assets and the Business to Buyer,
(b) Buyer to conduct the Business and to own, lease, use and operate the Assets at the places and in the manner in which the Business is conducted as of the date of this Agreement and on the Closing Date, (c) Buyer to assume and perform the Seller Contracts, and (d) Buyer to collaterally assign the Assets to its lenders as security for Buyer's indebtedness.

     1.21 Seller Contracts. Except for those which are included in the Excluded Assets, all contracts and agreements, oral or written, pertaining to the ownership, operation and maintenance of the Assets or the Business or used or held for use in the Business in which Seller has any right, title or interest (or in which Seller hereinafter acquires any right, title or interest on or before the Closing Date), including, without limitation, those described on
Schedule 1.21 hereto, Seller's NRTC Member Agreement(s) for Marketing and Distribution of DSS Programming Services (collectively, the "Member Agreement") and Seller's customer rental agreements and equipment financing agreements.

     1.22 Service Area. Collectively, any areas in which Seller operates the Business, which are the cabled and non-cabled homes located in the counties of Sac and Fremont in the State of Iowa and Cass County in the State of Nebraska, and the non-cabled homes located in the counties of Carroll, Crawford and Greene in the State of Iowa and the counties of Nemaha, Otoe and Richardson in the State of Nebraska.

     1.23 Other Definitions. The following terms are defined in the Sections indicated:

          Term                                        Section
          ----                                        -------
          Action                                      11.4
          Assumed Liabilities                         4.1
          Base Purchase Price                         3.2
          Buyer Deposit                               3.1
          Claiming Party                              3.4.3
          Disputed Adjustment Amount                  3.4.3
          Earnest Money Escrow Agreement              3.1
          Escrow Agent                                3.1
          Excluded Assets                             4.2
          Final Adjustments Report                    3.4.2

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


          Financial Statements                        5.10
          Indemnified Party                           11.4
          Indemnifying Party                          11.4
          Preliminary Adjustments Report              3.4.1
          Responsible Party                           3.4.3
          Survival Period                             11.1

Section 2. Sale of Assets

     2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, title and interest in, to and under the Assets, free and clear of any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, restriction, Encumbrance, or exception to or defect in title. Except as otherwise specifically provided in this Agreement, all the Assets are intended to be transferred to Buyer, whether or not described in any schedules or exhibits hereto.

Section 3. Consideration

     3.1 Buyer Deposit. Prior to or within ten (10) business days after execution of this Agreement and subject to the terms of the "Earnest Money Escrow Agreement", attached hereto as Exhibit A, Buyer will deliver to Commerce Bank, N.A. (the "Escrow Agent") the sum of Five Hundred Thousand Dollars ($500,000) and together with all interest earned thereon, shall be referred to herein as the "Buyer Deposit". The Buyer Deposit shall be held by the Escrow Agent pursuant to the Earnest Money Escrow Agreement, and subject to the following:

     3.1.1 If the purchase of the Assets under this Agreement is not consummated on or prior to January 15, 1999, or such later date mutually agreed to by the parties in accordance with this Agreement, as a result of a breach by Buyer of any of its obligations under this Agreement, Seller shall be entitled to the Buyer Deposit. The payment of the Buyer Deposit by the Escrow Agent to Seller, and Seller's receipt thereof, shall (i) be liquidated damages for any and all defaults by Buyer of its obligations under this Agreement, (ii) be in full settlement and release of any and all damages of any nature or kind that Seller suffered or may allege to have suffered as a result of any such breach by Buyer, and (iii) be Seller's sole and exclusive remedy in the event of any such breach by Buyer. Seller specifically acknowledges that it will not be entitled to any of the Buyer Deposit in the event the purchase of the Assets under this Agreement is not consummated due to the refusal by the National Rural Telecommunications Cooperative ("NRTC") or DIRECTV, Inc., successor-in-interest to Hughes Communications Galaxy, Inc., (herein, "DIRECTV") to approve the transfer of Seller's Member Agreement on terms and conditions acceptable to Buyer in its sole discretion.

     3.1.2 If the purchase of the Assets under this Agreement is not consummated for any reason other than as set forth in Section 3.1.1, Seller shall not be entitled to any portion of the Buyer

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


Deposit and, promptly after the termination of this Agreement, the entire Buyer Deposit (together with all interest earned thereon) shall be paid by the Escrow Agent to Buyer.

     3.2 Base Purchase Price. Buyer will pay to Seller the total consideration of Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000) (the "Base
Purchase Price"), to be paid at the Closing as set forth below, subject to adjustment as provided in Sections 3.3 and 3.4, and Buyer will assume certain obligations of Seller as provided in Section 4:

     3.2.1 At the Closing, Eight Million Two Thousand Five Hundred Dollars ($8,002,500) or such amount as adjusted pursuant to the terms contained herein, will be paid to Seller (or to such payees as Seller may designate) by one or more wire transfers of immediately available funds, in such amounts and to such Seller or payee accounts as shall be designated by Seller; and

     3.2.2 At the Closing, the Buyer Deposit (together with all interest earned thereon) shall be released to Buyer, and Buyer shall deposit Two Hundred Forty Seven Thousand Five Hundred Dollars ($247,500) into a new escrow account with the Escrow Agent in accordance with the Indemnity Escrow Agreement, substantially in the form and substance of Exhibit B attached hereto, to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent (the "Indemnity Escrow Agreement").

     3.3 Adjustments to Base Purchase Price. The Base Purchase Price will be adjusted as follows:

     3.3.1 Adjustments on a pro rata basis as of the Closing Date will be made for all prepaid expenses (to the extent that such prepaid expenses accrue to Buyer's benefit), prepaid income (which includes, but is not limited to, unearned revenue) and Accounts Receivable from the sale of Programming Services of active subscribers that are 60 days or less past due, and to reflect the principle that all expenses and income attributable to the Business for the period through the Closing Date are for the account of Seller and all expenses and income attributable to the Business for the period after the Closing Date are for the account of Buyer, all in accordance with generally accepted accounting principles. Seller agrees to offer only advertising promotions and discounts to customers which are economically feasible and commercially reasonable given the nature of the Business (unless approved in writing by Buyer).

     3.3.2 Seller will receive no payment for any Accounts Receivable from the sale of Programming Services which are inactive or whose service is disconnected for any reason as of December 10, 1998, or for any portion of which is more than 60 days past due as of December 10, 1998. For purposes of calculating adjustments for Accounts Receivable pursuant to this Subsection, the parties agree to utilize the most current accounts receivable reporting information available from the NRTC on December 10, 1998.

     3.3.3 Buyer will assume responsibility for honoring all advance payments to, or funds of third parties on deposit with Seller as of the Closing Date relating to the Business, including

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advance  payments  and  deposits  by  subscribers  for  customer   equipment  or
Programming Services. Buyer will receive credit therefore with a corresponding reduction in the Base Purchase Price to offset such obligations.

     3.3.4 All deposits relating to the Business that are held by third parties as of the Closing Date for the account of Seller or as security for Seller's performance of its obligations including deposits on leases assumed by Buyer and deposits for utilities, will be credited to the account of Seller in their full amounts and will become the property of Buyer.

     3.4 Determination of Adjustments. Preliminary and final adjustments to the Base Purchase Price will be determined as follows:

     3.4.1 At least five Business Days prior to the Closing Date, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Section 3.3, which are calculated as of the Closing Date (or as of any other date agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The Preliminary Adjustments Report will include a schedule setting forth advance payments and deposits made to or by Seller, as well as Accounts Receivable information relating to the Business (showing sums due and their respective aging as of the Closing Date). Seller also will furnish to Buyer its billing report for the most current NRTC billing cycle preceding the Closing Date. The net adjustment shown in the Preliminary Adjustments Report will be reflected as an adjustment to the portion of the Base Purchase Price payable at the Closing. The parties agree that adjustments will be reconciled either forward or backward, as the case may be, from the most recent NRTC billing cycle.

     3.4.2 Within 60 days after the Closing, Seller will deliver to Buyer a report (the "Final Adjustments Report"), similarly certified by Seller, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Upon not less than 48 hours' notice, Buyer will give Seller and its representatives full access at reasonable times to all the premises and books and records of the Business and to all the Assets which are under the control of Buyer and which are necessary for Seller to prepare the Final Adjustments Report or as necessary to comply with any law, regulation, other governmental requirement or any other reasonable business purpose. Buyer agrees it, its officers and employees will cooperate with and assist Seller in its reasonable requests for information.

     3.4.3 Within 30 days after receipt of the Final Adjustments Report, Buyer will give Seller written notice of Buyer's objections, if any, to the Final Adjustments Report. If Buyer makes any such objections, the parties will agree on the amount, if any, which is not in dispute within 30 days after Seller's receipt of Buyer's notice of objections to the Final Adjustments Report. Any undisputed amount will serve as an adjustment to the portion of the Base Purchase Price payable under Section 3.2.1. The adjustment of the Base Purchase Price payable under 3.2.1, as so adjusted (but excluding any amounts disputed), will be paid by Buyer to Seller, or paid by Seller to Buyer,

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whichever  the case may be,  within  120 days after the  Closing  Date or within three Business Days after agreement on the undisputed portion of the Final Adjustments Report, if later. Any disputed amounts will be determined in accordance with this Agreement within 180 days after the Closing Date by the accounting firm of Price Waterhouse, Kansas City, Missouri, (or any other accounting firm acceptable to both Buyer and Seller), whose determination (the "Final Determination") will be conclusive. Seller and Buyer will bear the fees and expenses payable to such firm in connection with such determination in reverse proportion to the manner in which the disputed amounts are allocated by the accountants. The payment required after determination of all disputed amounts (the "Disputed Adjustment Amount") will be made by the responsible party ("Responsible Party") by wire transfer of immediately available funds to the other party ("Claiming Party") within three Business Days after the date on which the Final Determination is issued.

     3.5 Allocation of Consideration. The consideration payable by Buyer under this Agreement will be allocated among the Assets as set forth in Schedule 3.5 hereto. Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocations and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocations, including, without limitation, IRS Form 8594. The parties agree that Schedule 3.5 hereto shall be negotiated and finalized on or prior to the Closing Date, unless otherwise mutually agreed.

Section 4. Assumed Liabilities and Excluded Assets.

     4.1 Assignment and Assumption. Seller will assign, and Buyer will assume and perform only the Assumed Liabilities, which are defined as: (a) Seller's obligations to subscribers of the Business for (i) subscriber deposits held by Seller as of the Closing Date and which are refundable, in the amount for which Buyer received credit under Section 3.3.3 (ii) subscriber advance payments held by Seller as of the Closing Date for services to be rendered by the Business after the Closing Date, in the amount for which Buyer received credit under
Section 3.3.3 and (b) obligations accruing and relating to periods after the Closing Date under Licenses and Seller Contracts. Buyer will not assume, or have any responsibility for any liabilities or obligations of Seller other than the Assumed Liabilities. In no event will Buyer assume or have any responsibility for any liabilities or obligations associated with the Excluded Assets. Buyer does not, pursuant to this Agreement or otherwise, agree to perform, pay, discharge or indemnify Seller against, or otherwise have any responsibility for, any liabilities or obligations of Seller, fixed, contingent or otherwise, relating to or arising out of the Seller's operation of the Business, except as expressly set forth in this paragraph as an Assumed Liability. It is expressly understood that the parties intend that the Buyer shall not be considered a successor to Seller by reason of any theory of law or equity or otherwise.

     4.2 Excluded Assets. The excluded assets (the "Excluded Assets"), which will be retained by Seller, will consist of the following: (a) all insurance policies and rights and claims thereunder; (b) all bonds, letters of credit, surety instruments and other similar items; (c) all cash, investments, savings accounts, certificates or other cash equivalents; (d) all of Seller's rights under any agreement governing or evidencing an obligation of Seller for borrowed money; (e) all of Seller's rights under any contract, license, authorization, agreement or commitment other than those listed as Seller Contracts (Schedule 1.21 hereto) or those creating or evidencing Assumed Liabilities; (f) patronage capital certificates and any patronage dividends; (g) all Real Property of Seller; (h) all personal property of Seller used in its cable television and telephone businesses; (i) all of Seller's investments in an equity positions in other corporations, limited liability companies and partnerships; and (j) all of the assets described on
Schedule 4.2 hereto.

Section 5. Representations and Warranties of Seller.

     To induce Buyer to enter into this Agreement, Seller makes the following representations and warranties to Buyer, as of the date of this Agreement and as of the Closing:

     5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and is authorized to do business and is in good standing in the State of Nebraska.

     5.2 Qualification. Seller has all requisite power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted.

     5.3 Authority and Validity. Seller has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement have been duly authorized by all requisite action, including, without limitation, approval by Seller's Board of Directors. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     5.4 No Breach or Violation. Subject to obtaining the Required Consents, all of which are listed on Schedule 5.4 hereto, the execution, delivery and performance of this Agreement by Seller will not (a) violate any provision of its organization documents; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person which has not been obtained, or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under, any Seller Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which it is a party or by which it or any of its assets is bound or affected.

     5.5 Assets. Seller has exclusive, good and marketable title to (or in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section
5.6 apply). The Assets are all of the assets of Seller, other than the Excluded Assets, and are free and clear of all Encumbrances of any kind or nature, except (a) Permitted Encumbrances, (b) restrictions stated in the Seller Contracts or Licenses and (c) Encumbrances disclosed on Schedule 5.5 hereto which will be removed or otherwise released of record effective at or prior to the Closing, or for which executed releases in form appropriate for filing by, and in form acceptable to, Buyer will be delivered to Buyer at Closing. The Equipment and Inventory are in good and operable condition and repair, ordinary wear and tear excepted, and are suitable and adequate for continued use in the manner they are presently used. The Assets are all the assets necessary to permit Buyer to conduct the Business substantially as it is currently being conducted on the date of this Agreement.

     5.6 Real Property. There is no Real Property being transferred hereunder.

     5.7 Environmental Matters. Intentionally deleted.

     5.8 Compliance with Laws. The ownership, leasing and use of the Assets as they are currently owned, leased and used by Seller and the conduct of the Business as it is currently conducted do not violate any Legal Requirement, which violation, individually or in the aggregate, would have an adverse effect on the Business. Seller has not received any notice claiming a violation by it or the Business of any Legal Requirement applicable to it or the Business as it is currently conducted and there is no basis for any claim that such a violation exists.

     5.9 Patents, Trademarks and Copyrights. Other than those listed on Schedule
5.9 hereto, Seller does not possess any patent, patent right, trademark or copyright and there is no application pending with any Governmental Authority for any of the foregoing. Seller is not a party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting obligations under the Copyright Act of 1976 applicable to the Business generally. The operations of the Business as currently conducted do not violate or infringe upon any Person's name, right of privacy, copyright, trademark, service mark, license, patent, trade secret, or the like, and there are no suits, claims or proceeding threatened or outstanding with respect to the same or any facts or circumstances which could substantiate any of the foregoing.

     5.10 Financial Statements. Seller shall deliver to Buyer, immediately after the execution of this Agreement, copies of its audited 1997 segment balance sheets and income and expense statements for the most recent fiscal year ended, together with its unaudited balance sheets and income and expense statements for the nine months ending September 30, 1998 (collectively, the "Financial Statements"), which shall be attached hereto as Schedule 5.10. The Financial Statements are true and correct, have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present Seller's financial condition and results of operations as of the date and for the periods indicated. Such Financial Statements have been prepared using the accrual method of accounting. Since the opening date of the most recent operating statements included in the Financial Statements, (i) the Business has been operated only in the ordinary course of business, (ii) it has not sold or disposed of any Business assets other than in the ordinary course of business, and (iii) there has been no material adverse change in and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, assets or condition (financial or otherwise) of the Business. Except as set forth on Schedule 5.10 hereto or disclosed by, or reserved against in the most recent balance sheets included in the Financial Statements, Seller, as of the date of such balance sheet, does not have any liability or obligation whether accrued or unaccrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments), which was or would be material to the Business or the results of operations or financial condition of the Business.

     5.11 Legal Proceedings. Except as set forth on Schedule 5.11 hereto, there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending or threatened, involving or affecting all or any part of the Assets or the Business.

     5.12 Tax Returns; Other Reports. (i) Seller has duly and timely filed in proper form with the appropriate Governmental Authority all income, franchise, sales, use, property, excise, payroll and other tax returns, and all other reports (whether or not relating to taxes), required to be filed with respect to the Business; (ii) all taxes, fees and assessments, including, without limitation, any interest and penalties with respect thereto, of whatever nature due and payable by Seller with respect to the Business have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material; and (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period and there are no tax audits pending.

     5.13 Employment Matters.

     5.13.1 Seller has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any Person after the Closing Date. Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in, nor has it committed, any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended. Seller has not received any notice of violation of any Legal Requirement relating to the employment of labor.

     5.13.2 Seller shall continue its existence and operate to the fullest extent necessary to comply with all Legal Requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended. Buyer shall not assume or be responsible for any COBRA requirements or obligations of Seller.

     5.13.3 Seller acknowledges and agrees that all existing and potential liabilities, obligations, responsibilities or duties relating to any Plan shall not be assumed by Buyer and shall remain the sole and exclusive liability, obligation, responsibility or duty of Seller, its ERISA Affiliates or any fiduciary or plan administrator, as the case may be, of such Plan. The term "Plan" shall mean any pension, profit sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock option, stock purchase, performance, share, bonus or other incentive plan, severance plan, health, group insurance, cafeteria or other welfare plan, or other similar plan, agreement, policy or understanding, including, without limitation, any "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), under which Seller, or any Person or trade or business under common control with Seller (an "ERISA Affiliate"), as determined under Section 414(b),
(c) or (m) of the Internal Revenue Code of 1986, as amended, has any current or future obligation or liability or under which any present or former employee of Seller or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits.

     5.13.4 No present or former employee of Seller has, or will as of the Closing Date have, any claim against Seller (whether under federal, state or local law, any employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the then current payroll period, (b) wages or salary for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or accrued on Seller's books and records, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. All amounts required to be withheld by Seller from its employees have been properly withheld and will be timely deposited and all contributions required to be paid by Seller in respect of its employees have been paid in accordance with the applicable provisions of federal, state and local laws regarding income tax withholding and social security, workers compensation, unemployment compensation or similar taxes or contributions. Seller has no direct or indirect, express or implied, obligation to pay severance or termination pay to any officer or employee of Seller or to pay any amounts to any consultant, agent or similar person or entity. All claims of any employee against Seller arising or incurred on or prior to the date of Closing will remain the responsibility of Seller, whether or not the respective employee is hired by Buyer on or after Closing.

     5.13.5 Seller has not received any notice from any Person or federal, state, or local Governmental Authority or official notifying it that Seller or any property or asset of Seller is in violation of, or in noncompliance with, the Americans with Disabilities Act (the "ADA"). Seller has not received any notice of a claim or potential claim under the Civil Rights Act of 1991 for any violation of the ADA.

     5.14 Revenue. Seller has at least $136,500 of total gross monthly revenue from the sale of Programming Services as reported on NRTC Report 17, from the most recent NRTC billing cycle prior to this Agreement. Seller does not maintain any accounts with Huntington National Bank.

     5.15 System Data. As of October, 1992, Seller has the right to provide Programming Services to approximately 24,392 homes, 16,135 of which do not have access to a cable television provider(s) and 8,257 of which have access to a cable television provider. Schedule 1.4 hereto sets forth rates charged by Seller for satellite services, rate history with dates and amounts of rate increases for those services, breakdown of the channel packages sold, and a general description of marketing promotions and discounts offered to subscribers since January 1, 1997, and those which will affect the Business after the Closing Date.

     5.16 Finders and Brokers. Seller will be responsible for payment of any finder's commission or similar fee to any financial advisor, broker or finder it has retained for any financial advice or brokerage services in connection with the transactions contemplated by this Agreement.

     5.17 Disclosure. No representation or warranty made by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by it pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit any material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made. Without limiting the generality of the foregoing, the information set forth in Schedule 1.4 hereto concerning the Business is accurate and complete in all material respects.

     5.18 Seller Contracts. Schedule 1.21 hereto contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of all Seller Contracts. Except as set forth in Schedule 1.21: (i) each Seller Contract is in full force and effect and is valid and enforceable in accordance with its terms; (ii) Seller is, and at all times has been, in full compliance with all applicable terms and requirements of each Seller Contract under which Seller has or had any obligation or liability or by which Seller or any of the Assets is or was bound; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Seller Contract; and
(iv) Seller has not given or received from any other Person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Seller Contract. Seller currently holds the Member Agreement which gives Seller exclusive rights to provide Programming Services to homes in the Service Area, and such agreement is in full force and effect with no defaults thereunder.

Section 6. Representations and Warranties of Buyer.

     To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing, as follows:

     6.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets.

     6.2 Authority and Validity. Buyer has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement have been duly authorized by all requisite corporate action of Buyer and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

     6.3 No Breach or Violation . Subject to obtaining the Required Consents, all of which are listed on Schedule 5.4 hereto, the execution, delivery and performance of this Agreement by Buyer will not: (a) violate any provision of the charter or bylaws of Buyer; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person, which has not been obtained or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension or modification of (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (iv) result in the creation or imposition of any Encumbrance under, any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

     6.4 Disclosure. No representation or warranty by Buyer in this Agreement or Exhibit to this Agreement, or any statement or certificate furnished or to be furnished by Buyer pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit any material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

Section 7. Additional Covenants.

     7.1 Access to Premises and Records. Between the date of this Agreement and the Closing Date, and upon not less than 48 hours' notice, Seller will give Buyer and its representatives full access at reasonable times to all the premises and books and records of the Business and to all the Assets which are under the control of Seller and will furnish to Buyer and its representatives all information regarding the Business and the Assets as Buyer may from time to time reasonably request. Seller agrees it, its officers and employees will cooperate with and assist Buyer in its reasonable requests for information.

     7.2 Continuity and Maintenance of Operations; Financial Statements. Except as Buyer may otherwise agree in writing, until the Closing:

     7.2.1 Seller will continue to operate its business in the ordinary course consistent with past practices and will use its best efforts to keep available the services of its employees employed in connection with the Business and to preserve any beneficial business relationships with customers, suppliers and others having business dealings with the Seller relating to the Business. Without limiting the generality of the foregoing, Seller will maintain the Assets in good condition and repair, will maintain adequate inventories of Equipment consistent with past practice, will maintain insurance as in effect on the date of this Agreement, and will keep all of its business books, records and files in the ordinary course of business all in accordance with past practices. Seller will not itself, and nor will it permit any of its officers, directors, shareholders, agents or employees to, pay any of the subscriber accounts receivable prior to the Closing Date. Seller will continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement. Buyer will operate the Business pursuant to the Management Agreement in the ordinary course consistent with Buyer's past practices.

     7.2.2 Seller agrees it will not: (a) make any material business decisions which could adversely affect the Business or the Assets; (b) change the rates charged for Programming Services from those listed on Schedule 1.4 hereto except as suggested by the NRTC in writing; (c) sell, transfer or assign any of the Assets (other than in the ordinary course of business) or permit the creation of any material Encumbrance on any Asset; (d) permit the amendment or cancellation of any License or Seller Contract or any other material contract or agreement (other than those constituting Excluded Assets) which affects or is applicable to the Business; (e) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to the Business involving an expenditure which, in the aggregate, would exceed $50,000, if such contract, commitment, indebtedness, liability or obligation, by its terms, will survive the Closing; or (f) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement. Notwithstanding the foregoing, Seller may, at any time prior to or at the Closing, transfer, distribute, assign or sell to any Person, or retain for Seller's own account, any or all of the Excluded Assets (none of which are to be transferred to Buyer at the Closing). No adjustment shall be made to the Base Purchase Price by reason of the distribution, transfer, assignment or sale or retention by Seller of the Excluded Assets, unless such action results in any adjustment under Section 3.3.

     7.2.3 Up to and through the Closing, Seller agrees to cooperate with Buyer in providing all necessary information for Buyer's accountants to prepare audited cash flow, balance sheets and income and expense statements for the Business for the time periods required by Buyer.

     7.3 Leased Equipment. Seller will pay the remaining balances on any leases for Equipment used in the Business, if any, and deliver title to such Equipment free and clear of all Encumbrances to Buyer at the Closing.

     7.4 Required Consents.

     7.4.1 Within ten (10) business days after execution of this Agreement, Buyer and Seller shall submit to the NRTC, and thereafter, as required by the NRTC, to DIRECTV, an application to transfer to Buyer the Member Agreement. Each of the parties will take all additional action that may be necessary, proper or advisable and will furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of filings or submissions required by either the NRTC or DIRECTV.

     7.4.2 Seller and Buyer agree to use their best efforts to obtain all Required Consents, but Buyer will not be required to agree to any material adverse changes in, or the imposition of any material adverse condition upon the transfer to Buyer of any Seller Contract or License as a condition to obtaining any Required Consent. Seller will use its best efforts to obtain, at its expense, such estoppel certificates or similar documents from lessors and other Persons who are parties to Seller Contracts as Buyer may reasonably request.

     7.5 No Shopping. Neither Seller nor any employee, agent or representative of Seller will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisitions or purchase of all or any portion of the Assets or the securities of Seller, whether by purchase, merger or otherwise, or any such business combination. The Seller shall cause their respective officers, employees, representatives, agents and affiliates to refrain from doing any of the foregoing.

     7.6 Notification of Certain Matters. Seller will promptly notify Buyer of any fact, event, circumstance or action (a) which, if known to Seller on the date of this Agreement, would have been required to be disclosed by Seller to Buyer pursuant to this Agreement, or (b) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be correct; and Buyer will promptly notify Seller of any fact, event, circumstance or action (a) which, if known to Buyer on the date of this Agreement, would have been required to be disclosed by Buyer to Seller pursuant to this Agreement, or (b) the existence or occurrence of which would cause any of Buyer's representations or warranties under this Agreement not to be correct.

     7.7 Risk of Loss. Seller will maintain up to and through the Closing Date, present policies of insurance covering the Assets. Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of the Business or the replacement or restoration of the lost or damaged property within 20 days after the occurrence of the event resulting in such loss or damage, Seller will promptly notify Buyer of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller either (i) to terminate this Agreement, in which case, Buyer and Seller will be discharged of any and all obligations hereunder and, in such case, Buyer shall be entitled to the Buyer Deposit, or (ii) proceed to consummate the transactions contemplated by this Agreement. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there will be no adjustment in the consideration payable to Seller on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller.

     7.8 Transfer Taxes. In the event that any Governmental Authority shall at any time impose or otherwise require or demand payment by or from either Seller or Buyer of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) with respect to Seller's sale or transfer to Buyer of the Assets, Seller and Buyer shall equally share the responsibility for payment of such amounts.

     7.9 Non-Competition Agreements. At the Closing, Seller shall sign and deliver to Buyer a Non-Competition Agreement substantially in the form of Exhibit F-1, attached hereto and incorporated herein by reference. The consideration for the Non-Competition Agreement executed by Seller shall be allocated as part of the purchase price paid to Seller in accordance with
Section 3.5 above. At the Closing, Buyer shall sign and deliver to Seller a NonCompetition Agreement substantially in the form of Exhibit F-2, attached hereto and incorporated herein by reference.

     7.10 Updated Schedules. Not less than five business days prior to Closing, Seller will deliver to Buyer revised copies of Schedules which shall have been updated to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing, and provided further that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, or disclose previously undisclosed liabilities, Buyer, at or before Closing, will have the right (to be exercised by notice to Seller) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement. Notwithstanding the foregoing, in the event any update to one or more Schedules is determined by Buyer in its reasonable discretion to materially affect the Business or the Assets, Buyer may, at its option: (i) proceed with consummating the transaction hereunder with a corresponding reduction in the Purchase Price which Buyer and Seller agree upon; or (ii) refuse to consummate the transaction hereunder, and in no event shall either option constitute a breach by Buyer of this Agreement nor entitle Seller to any of the Buyer Deposit.

     7.11 Satisfaction of Conditions. Each party will use its reasonable best efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 9, provided that Buyer will not be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome in any material respect any of the Assets or Assumed Liabilities.

     7.12 Confidentiality. No party, nor their respective officers, employees, trustees, agents, representatives or affiliates, will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other parties. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding, (i) a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible; and (ii) after the Closing, Seller may disclose the terms of this Agreement to its shareholders. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

     7.13 Transition. Seller shall cooperate in good faith with Buyer to assure a smooth transition of the Assets and operation of the Business after Closing. In connection with the foregoing, Seller agrees to continue to accept payment of Accounts Receivable for the benefit of Buyer for a period of ninety (90) days after Closing and shall submit all such payments to Buyer within five (5) days of receipt of the same. Seller shall not, without the prior written consent of Buyer, take any action to collect any Accounts Receivable after Closing, other than as set forth in this Section 7.13. Seller and Buyer shall execute the Management Agreement immediately after the execution of this Agreement, such agreement to be effective December 10, 1998.

Section 8. Closing.

     The date of Closing will be designated by Buyer and Seller, but shall not occur earlier than January 4, 1998 or later than January 15, 1999, unless mutually extended by the parties. The Closing will be held in the offices of Polsinelli, White, Vardeman & Shalton, P.C. at 700 West 47th Street, Suite 1000, Kansas City, Missouri or such other place as Buyer and Seller may agree.

Section 9. Conditions to Closing.

     9.1 Conditions to the Obligations of Buyer and Seller. The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

     9.1.1 No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by a Governmental Authority, which would (a) prohibit Buyer's ownership of the Business or the Assets, (b) compel Buyer to dispose of or hold separate all or a material portion of the Business or the Assets as a result of any of the transactions contemplated by this Agreement, or
(c) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

     9.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the

Closing Date, of each of the following conditions:

     9.2.1 All representations and warranties of Seller contained in this Agreement are, if not specifically qualified by materiality, true in all respects and, if so qualified, are true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes specifically permitted or contemplated by this Agreement.

     9.2.2 Seller has performed and complied in all material respects with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

     9.2.3 Seller has executed (or caused to be executed) and delivered to Buyer each of the following items:

          (a) the Earnest Money Escrow Agreement;

          (b) the Indemnity Escrow Agreement substantially in the form attached hereto as Exhibit B;

          (c) the Bill of Sale substantially in the form attached hereto as Exhibit C;

          (d) the Assignment and Assumption of Contracts Agreement substantially in the form attached hereto as Exhibit D;

          (e) the Assignment and Assumption of Equipment Rental Agreements substantially in the form attached hereto as Exhibit E;

          (f) Non-Competition Agreements signed by Seller and Buyer in the form attached hereto as Exhibits F-1 and F-2;

          (g) an opinion  letter from  Seller's  legal counsel dated the Closing
     Date substantially in the form attached hereto as Exhibit G (the final opinion letter must be approved by Buyer at least two (2) days prior to Closing);

          (h) certificates of good standing for Seller from the Iowa and Nebraska Secretaries of State; and

          (i)  motor  vehicle  title   certificates   and  such  other  transfer
     instruments as Buyer may reasonably deem necessary or advisable to transfer the Assets to Buyer and to perfect Buyer's rights in the Assets.

     9.2.4 Seller has delivered to Buyer: (a) evidence, in form and substance satisfactory to Buyer, that all of the Required Consents have been obtained or given on terms and conditions acceptable to Buyer in its sole discretion and are in full force and effect, including without limitation approval of the transfer to Buyer of the Member Agreement on terms and conditions acceptable to Buyer in its sole discretion; and (b) to the extent obtained by Seller, the estoppel certificates or similar documents described in Section 7.4; and (c) evidence, in form and substance satisfactory to Buyer, from the NRTC that all invoices due have been paid and Seller is not in default with the NRTC.

     9.2.5 No action, proceeding or investigation has been instituted or threatened prior to Closing by or before any court or Governmental Authority which would, if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement. Nothing in this Section 9 shall be construed so as to give Buyer any unfair option to delay or avoid closing on this transaction and in any event, there must be a reasonable basis supported by fact to invoke the protection of this provision.

     9.2.6 Seller has delivered releases, in form reasonably satisfactory to Buyer, of all Encumbrances affecting any of the Assets (other than Permitted Encumbrances) and, to the extent that the relevant jurisdictions provide them, a certificate of no taxes due with respect to Seller and the Assets issued by appropriate state taxing authorities as of a date no earlier than 10 days prior to the Closing, or, if no such certificate is available, a certificate signed by the chief financial officer of Seller stating that all taxes currently due have been paid in full.

     9.2.7 Seller has delivered to Buyer: (a) a certificate, dated the Closing Date, signed by Seller's chief executive officer, stating that to the best of his knowledge in his corporate capacity the conditions set forth in Sections
9.2.1 and 9.2.2 are satisfied; (b) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller, and a certificate of Seller, dated as of the Closing, that such resolutions were duly adopted and are in full force and effect as of the date of Closing; and (c) such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

     9.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Seller, to the extent permitted by applicable Legal Requirement, at or prior to the Closing Date, of each of the following conditions:

     9.3.1 Buyer has paid the Base Purchase Price required to be paid at the Closing, as adjusted in accordance with this Agreement.

     9.3.2 All representations and warranties of Buyer contained in this Agreement are, if not specifically qualified by materiality, true and correct in all respects and, if so qualified, are true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes specifically permitted or contemplated by this Agreement.

     9.3.3 Buyer in all material respects has performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

     9.3.4 Buyer has executed and delivered to Seller each of the following items:

          (a) the Earnest Money Escrow Agreement;

          (b) the Indemnity Escrow Agreement substantially in the form attached hereto as Exhibit B;

          (c) the Assignment and Assumption of Contracts Agreement substantially in the form attached hereto as Exhibit D;

          (d) the Assignment and Assumption of Equipment Rental Agreements substantially in the form attached hereto as Exhibit E; and

          (e) Non-Competition Agreements substantially in the form attached hereto as Exhibits F-1 and F-2.

     9.3.5 Buyer has delivered to Seller the following: (a) a certificate, dated the Closing Date, signed by the chief executive officer of Buyer, stating that to the best of his knowledge in his corporate capacity, the conditions set forth in Sections 9.3.2 and 9.3.3 are satisfied; (b) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of Buyer, dated as of the Closing, that such resolutions were duly adopted and are in full force and effect as of the date of Closing; and (c) such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

     9.4 Waiver of Conditions. Any party may waive in writing any or all of the conditions to its obligations under this Agreement.

Section 10. Termination.

     10.1 Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

          (a) by the mutual written consent of Buyer and Seller; or

          (b) by Buyer or Seller, if the transactions contemplated by this Agreement to take place at the Closing have not been consummated on or before January 15, 1999, other than as extended by mutual agreement of the parties, provided, however, that if the failure to consummate the transactions is the result of (i) a breach or default by such party in the performance of any of its obligations under this Agreement or (ii) the failure of any representation or warranty of such party to be accurate, then subject to the terms of Section 3.1 hereof, the termination of this Agreement shall not limit the right of the other party to pursue an action for damages resulting from such breach or failure except that Buyer and Seller will have no liability in any event if, for any reason whatsoever, the NRTC or DIRECTV do not approve transfer to Buyer of Seller's Member Agreement, provided the entire Buyer Deposit is returned to Buyer without offset or reduction; or

          (c) by Buyer under the conditions described in Section 7.7 above.

     10.2  Liabilities  in Event of  Termination.  Subject to the  provisions of
Section 3.1, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, except that Buyer will have no liability in any event upon exercise of its right to terminate pursuant to
Section 10.1(c).

     10.3 Procedure Upon Termination. In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 10, notice of such termination will promptly be given by the terminating party to the other.

Section 11. Survival of Representations and Warranties; Indemnification.

     11.1 Survival of Representations and Warranties. The representations and warranties of Seller in this Agreement and in the documents and instruments to be delivered by Seller pursuant to this Agreement will survive the Closing without limitation until the first anniversary of the Closing Date, except that all such representations and warranties with respect to any federal, state or local taxes, title, litigation, Environmental Law or copyright matter will survive until the expiration of the applicable statute of limitations (including any extensions) for such federal, state or local taxes, title, litigation, Environmental Law or copyright matter, respectively. The representations and warranties of Buyer in this Agreement and in the documents and instruments to be delivered by Buyer pursuant to this Agreement will survive the Closing without limitation until the first anniversary of the Closing Date. The periods of survival of the representations and warranties prescribed by this Section 11.1 are referred to as the "Survival Period". The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by Buyer in written notice to Seller before such expiration or about which Seller has given Buyer written notice before such expiration indicating the facts or conditions existing that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). All covenants of Seller and Buyer in this Agreement shall survive the Closing.

     11.2 Indemnification by Seller. Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates; and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

          (a) all losses, damages, liabilities, deficiencies or obligations of or to Buyer resulting from or arising out of (i) any breach of any then surviving representation or warranty made by Seller in this Agreement, (ii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, (iii) any third party claim with respect to any act or omission of Seller with respect to Seller's operation of the Assets or Seller's conduct of the Business, which act or omission occurred prior to or on the Closing Date without regard to whether such third party claim with respect to such act or omission is asserted before or after the Closing Date, including any matter described on Schedule 5.10 hereto and including all taxes of Seller relating to the Business, (iv) any liability or obligation of Seller not included in the Assumed Liabilities, (v) any claim that the transactions contemplated by this Agreement violate any fraudulent conveyance laws of any jurisdiction, (vi) Seller's failure to deliver any Required Consent to Buyer, notwithstanding that Buyer shall have consented to close in the absence of any such Required Consent; (vii) any liability or obligation of Buyer relating to the parties noncompliance with any applicable bulk sales laws, including without limitation, bulk sales laws under the Uniform Commercial Code; and (viii) any claim relating in any manner to the operation of the Business prior to and on the Closing Date; and

          (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

     11.3 Indemnification by Buyer. Buyer will indemnify, defend and hold harmless Seller and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

          (a) all losses, damages, liabilities, deficiencies or obligations of or to Seller or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or (iii) the failure by Buyer to perform any of its obligations in respect of the Assumed Liabilities; and (iv) any third party claim with respect to any act or omission of Buyer with respect to Buyer's operation of the Assets or Buyer's conduct of the Business, which act or omission occurred after the Closing Date; and

          (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

     11.4 Third Party Claims. Promptly (and in any event within 30 days) after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time (and in any event within 30 days) after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 11, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action, and
(d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any reasonable manner. The Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless
(i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 11 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 11.4. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

Section 12. Miscellaneous.

     12.1 Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the Buyer, Seller will not assign any of its rights under this Agreement or delegate any of its duties under this Agreement.

     12.2 Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or sent by first class, prepaid, registered or certified mail (return receipt requested), or delivered by commercial courier (e.g., United Parcel Service or Federal Express) or, if receipt is confirmed, by telecopier:

     To Buyer at:    Golden Sky Systems, Inc.
                     605 West 47th Street, Suite 300
                     Kansas City, MO 64112

     Attention:      Rodney A. Weary, President and
                     Jo Ellen Linn, Corporate Counsel
     Telephone:      (816) 753-5544
     Telecopy:       (816) 753-5595

     With a copy (which will not constitute notice) transmitted by telecopier to:

                     Polsinelli, White, Vardeman & Shalton, P.C.
                     700 West 47th Street, Suite 1000
                     Kansas City, MO 64112

     Attention:      Gerald W. Brenneman, Esq. and
                     Edward N. Foster, Esq.
     Telephone:      (816) 753-1000
     Telecopy:       (816) 753-1536

     To Seller at:   Breda Telephone Corporation
                     Highway 217 East
                     P.O. Box 190
                     Breda, Iowa 51436-0190

     Attention:      Bob Boeckman
     Telephone:      (712) 673-2311
     Telecopy:       (712) 673-2800

     With a copy (which will not constitute notice) transmitted by telecopier to:

                     Wilcox, Polking, Gerken, Schwarzkopf, Hoyt & Copeland, P.C. 115 E. Lincolnway, Suite 200
                     Jefferson, IA 50129-2149

     Attention:      Thomas W. Polking, Esq.
     Telephone:      (515) 386-3158
     Telecopy:       (515) 386-8531

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.2. All notices will be deemed to have been received on the date of delivery or on the third Business Day after mailing in accordance with this Section, except that any notice of a change of address will be effective only upon actual receipt.

     12.3 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

     12.4 Right to Specific Performance. Seller acknowledges that the unique nature of the Assets to be purchased by Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by Seller of its obligations under this Agreement, and Seller agrees that in the event of such breach, Buyer will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

     12.5 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

     12.6 Captions. The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

     12.7 Choice of Law. This Agreement and the rights of the parties under it will be governed and construed in all respects in accordance with the laws of the State of Iowa. The appropriate jurisdiction and venue in connection with the interpretation of any disputes concerning this Agreement will be in the District Court of Carroll County, Iowa. Seller and Buyer hereby waive any and all right(s) to remove any dispute concerning this Agreement to Federal Court.

     12.8 Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than a limiting sense.

     12.9 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

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


     12.10 Further Actions. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

     12.11 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

     12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

     12.13 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter herein. This Agreement may not be amended or modified except by a writing signed by the parties.

     12.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

     12.15 Construction. This Agreement has been negotiated by Buyer and Seller and its respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     12.16 Late Payments. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by Citibank, N.A. at its prime rate (the "Prime Rate") plus 3%, adjusted as and when changes in the Prime Rate are made.

     12.17 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

     The parties have executed this Agreement as of the day and year first above written.

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


                                        SELLER:

                                        Breda Telephone Corporation


                                        By:  /s/ Dean Schettler
                                             ----------------------------------
                                             Dean Schettler, President


                                        BUYER:

                                        Golden Sky Systems, Inc.


                                        By:  /s/ Rodney A. Weary
                                             ----------------------------------
                                             Rodney A. Weary, President

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


                                  EXHIBIT LIST

Exhibit A         Earnest Money Escrow Agreement
Exhibit B         Indemnity Escrow Agreement
Exhibit C         Bill of Sale
Exhibit D         Assignment and Assumption of Contracts Agreement
Exhibit E         Assignment and Assumption of Equipment Rental Agreements
Exhibit F-1       Seller Non-Competition Agreement
Exhibit F-2       Buyer Non-Competition Agreement
Exhibit G         Opinion Letter of Seller's Counsel

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


                                LIST OF SCHEDULES

Schedule 1.4      Business
Schedule 1.9      Equipment
Schedule 1.13     Inventory
Schedule 1.21     Seller Contracts
Schedule 3.5      Allocation of Consideration
Schedule 4.2      Excluded Assets
Schedule 5.4      Required Consents
Schedule 5.5      Encumbrances
Schedule 5.9      Patents, Trademarks and Copyrights
Schedule 5.10     Financial Statements
Schedule 5.11     Legal Proceedings

                                      E-68